Exhibit 3.1

THIRD ARTICLES OF AMENDMENT

TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

GREEN PLAINS INC.

Pursuant to the provisions of Section 490.1001 through 490.1009 of the Iowa Business Corporation Act (the "Act”), the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation as of this date and hereby certified as follows:

1. The name of the corporation is Green Plains Inc.

2.This third amendment to the Second Amended and Restated Articles of Incorporation was duly adopted by the directors of the corporation by resolution effective March 4, 2022, and delay adopted by the shareholders of the corporation on May 4, 2022, effective on the filing hereof, in accordance with the Act.

3.This third amendment to the Second Amended and Restated Articles of Incorporation is as follows:

ARTICLE II shall be replaced in its entirety with:

ARTICLE II SHARES

The number of shares of stock authorized is 150,000,000 COMMON STOCK PAR VALUE $.001.

ARTICLE III shall be replaced in its entirety with:

ARTICLE III DIRECTORS

The number of directors constituting the entire Board of Directors shall be as set forth in the Bylaws.

Directors elected prior to the 2023 annual meeting of shareholders of the Corporation shall be divided into three groups (Groups I, II and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one Group expiring each year. Except as otherwise provided in this Article III, each director of each Group shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of his or her election.

Each director elected at and after the 2023 annual meeting of shareholders shall hold office for a term expiring at the next annual meeting of shareholders, such that from and after the election of directors at the 2025 annual meeting of shareholders of the Corporation, the Board of Directors shall cease to be classified; provided, however, that each director shall hold office until the next election of the class, if any, for which such director shall have been chosen (or, if the Board of Directors is not divided into classes, until the next annual meeting of shareholders for the election of directors) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

Any vacancies in the Board of Directors for any reason, including a vacancy resulting from an increase in the number of directors, may be filled solely by the Board of Directors in accordance with the Bylaws, and any directors so chosen shall hold office until their successors shall be elected and qualified.

Notwithstanding any other provision in the Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, in the Articles of Incorporation or in the Bylaws), any director or the entire Board of Directors of the Corporation may be removed at any time only for cause by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

IN WITNESS WHEREOF, the undersigned signs and executes these ARTICLES OF AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION and certifies to the truth of the facts herein states this 4th day of May, 2022.

/s/ Michelle Mapes

By: Michelle Mapes

Title: Chief Legal and Administration Officer